UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2010

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415)-946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

IA Global, Inc. (the “Company”) announced the signing of a letter of intent to acquire 100% of Zest Corporation Co Ltd and Zest Home Co Ltd (“Zest”), both Japanese companies, from Kansai Trust Co Ltd. Zest reported revenues of 2.37 billion JPY or approximately $28 million at current exchange rates and was profitable during the year ended March 31, 2010.

Zest is engaged in the custom home design and construction business for middle class families looking for high quality at reasonable prices. Zest operates out of 3 locations in Central Japan (Himeji, Tatsuno, and Kakogawa) under an exclusive license from Universal Home Co Ltd.

Established in 1997, Zest is expected to be acquired for the equivalent of 80,000,000 JPY or approximately $890,000 at the current exchange rates. The acquisition is expected to be financed through the issuance of 33,333,333 shares of IAGI common stock (or the equivalent of 60,000,000 JPY at $0.02 per share), with the balance funded through debt.

The letter of intent is subject to (i) approval of the acquisition by the Board of IA Global, Inc. and (ii) agreement to customary terms and conditions, including a prohibition on issuance of new shares, options or warrants by the parties. The acquisition is expected to close by August 31, 2010.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release issued by IA Global, Inc. on July 20, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: July 20, 2010

By:	/s/ Mark Scott Mark Scott Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by IA Global, Inc. on July 20, 2010.